As filed with the Securities and Exchange Commission on February 19, 2019

Registration No. 333-82718

Registration No. 333-159599

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-82718)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-159599)

UNDER THE SECURITIES ACT OF 1933

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-4783236
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Entravision Communications Corporation

2001 Employee Stock Purchase Plan, As Amended

(Full title of the plan)

Mark A. Boelke

General Counsel & Secretary

Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

(Name and address of agent for service)

(310) 447-3870

(Telephone number, including area code, for agent of service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Entravision Communications Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission:

●

Registration Statement No. 333-82718, as amended, registering 1,200,000 shares of the Company’s Class A common stock (the “Class A Common Stock”) for issuance under the Entravision Communications Corporation 2001 Employee Stock Purchase Plan, as amended (the “Plan”); and

●	Registration Statement No. 333-159599, registering an additional 1,200,000 additional shares of Class A Common Stock for issuance under the Plan.

In July 2009, the Company’s Board of Directors (the “Board”) approved the suspension of the Plan, which suspension continued until December 2018, when the Board approved the termination of the Plan. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on February 19, 2019.

ENTRAVISION COMMUNICATIONS CORPORATION
By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment.